Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Jim Zeumer (248) 433-4502 email: jim.zeumer@pulte.com Media: Caryn Klebba (248) 433-4840 Email: caryn.klebba@pulte.com

PULTE HOMES REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

•	Q3 Revenues Total $1.1 Billion

•	Q3 2009 Net Loss of $361 Million ($1.15 Per Share) Includes $134 Million of Merger and Debt Retirement Costs and $164 Million of Impairments and Related Charges

•	Q3 Homebuilding Gross Margin of 13.1%, Before the Impact of Interest, Merger Costs, Impairments and Land-related Charges, Increases 370 Basis Points from Q2 2009

•	Company Ends Quarter With $1.6 Billion in Cash After Retiring $1.7 Billion of Debt in the Period; Expects to Finish 2009 with $2.0 Billion in Cash

•	Company Raises Merger Synergy and Savings Target by 25% to $440 Million

•	Quarter-end Backlog of 8,383 Homes, Valued at $2.2 Billion

Bloomfield Hills, Mich., November 4, 2009 – Pulte Homes (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2009. For the quarter, the Company reported a net loss of $361.4 million, or $1.15 per share, inclusive of approximately $86.7 million of charges and transaction costs associated with its merger with Centex Corporation and $163.8 million in inventory impairments and other land-related charges. The Company also recorded a $47.4 million loss related to the debt retired in the quarter. For the comparable period in 2008, the Company reported a net loss of $280.4 million, or $1.11 per share, including impairments and land-related charges of $266.6 million.

Consolidated revenue for the quarter was $1.1 billion, compared with prior year revenue of $1.6 billion.

On August 18, 2009, Pulte Homes completed its previously announced merger with Centex Corporation. The Company’s 2009 third quarter and nine month financials are inclusive of Centex’s operations for the period from August 19, 2009 through September 30, 2009. Prior year results have not been adjusted for the merger.

“We are continuing to make progress in the performance of our business as Pulte’s third quarter gross margin before interest, merger costs, impairments and land-related charges expanded to 13.1%, an increase of 370 basis points from the second quarter 2009,” said Richard J. Dugas, Jr., Chairman, President and CEO of Pulte Homes. “Looking past the quarter, our merger with Centex offers powerful near-term opportunities as reflected in our increased synergy and savings target of $440 million on an annualized basis. In addition, our post-merger analysis indicates the potential to realize annualized purchasing synergies on the combined business in the range of $150 million to $200 million.

“Longer term, Centex’s strong brand and 27,000 finished lots, many in communities serving the first-time homebuyer, enable Pulte to expand its presence within this important customer segment with minimal future investment. We are rapidly integrating the two companies and are pleased with the opportunities we see to serve more customers, drive greater construction efficiencies, and accelerate our return to profitability.

“Beyond the impact of the merger, Pulte’s Q3 results reflect a homebuilding industry that continues its transition toward more stable market conditions as lower prices and historically low mortgage rates are helping to support homebuyer demand,” said Mr. Dugas. “Challenges remain, however, as economic weakness, foreclosures, rising unemployment and recent uncertainty over the expiration of the federal tax credit continue to influence buyer behavior.”

Third Quarter Results

Revenue from homebuilding settlements in the third quarter ended September 30, 2009, totaled $1.1 billion, compared with $1.5 billion in last year’s third quarter. Lower revenue for the quarter reflects a 23% decrease in closings to 4,166 homes, combined with a 10% decrease in average selling price to $253,000. Revenue and closings for the period benefitted from the inclusion of Centex’s operations for the final six weeks of the quarter.

Homebuilding cost of sales for the third quarter totaled $1.1 billion, inclusive of $10.5 million of merger-related charges and $132.6 million of impairments and land-related charges. For the prior year quarter, homebuilding cost of sales was $1.6 billion, inclusive of $249.9 million in impairments and land-related charges.

Reported homebuilding selling, general & administrative (SG&A) expense for the period was $209.1 million, inclusive of $51 million of one-time, merger-related expenses. Excluding merger-related costs, SG&A for the quarter was 15.0% of settlement revenue. SG&A expense for the third quarter 2008 was $192.0 million, or 12.7% of settlement revenue.

Inclusive of all merger costs and impairment and land-related charges of $240.5 million, the Company’s reported third quarter homebuilding pre-tax loss was $291.6 million. For the comparable prior year period, the Company reported a $302.0 million pre-tax loss inclusive of $266.6 million of impairments and land-related charges.

Third quarter 2009 net new home orders, inclusive of Centex operations for the period of August 19, 2009 through September 30, 2009 increased 35% to 4,048 homes compared with prior year orders of 3,008 homes. The Company’s reported quarter-end backlog as of September 30, 2009 was 8,383 homes, valued at $2.2 billion. Reported backlog reflects the inclusion of 4,585 homes which were in Centex’s backlog at merger close and which were recorded directly to Pulte’s backlog without impacting sign-ups for the period. At quarter end, Centex’s backlog totaled 4,316 homes. Backlog for the third quarter 2008 was 5,885 homes, valued at $1.7 billion.

The Company’s financial services operations reported a pre-tax loss of $8.6 million for the quarter, compared with pre-tax income of $10.1 million for the prior year. Financial services results for the quarter are inclusive of Centex’s mortgage and title operations for the period from August 19, 2009 through September 30, 2009. The change in pre-tax income for the period was due to a 24% decline in mortgage loans originated during the quarter compared with the prior year, increased loan-loss reserves and merger-related costs. The mortgage capture rate for the quarter was 86%, compared with 93% for the same period last year.

Nine Month Results

For the nine months ended September 30, 2009, Pulte Homes’ net loss was $1.1 billion, or $3.88 per share, compared with a net loss of $1.1 billion, or $4.48 per share, for the prior year period. Consolidated revenue for the period was $2.4 billion, compared with $4.6 billion for the first nine months of last year. Reported 2009 nine-month financial results reflect the Company’s merger with Centex Corporation that closed on August 18, 2009. Reported results are inclusive of Centex for the period from August 19, 2009 through September 30, 2009. Prior year results have not been adjusted for the merger.

Revenue from homebuilding settlements for the period was $2.3 billion, compared with revenue of $4.5 billion in the prior year. Revenue for the period benefitted from the inclusion of approximately six weeks of Centex results, partially offset by a 10% decrease in average selling price to $258,000, combined with a 43% decrease in the number of closings to 8,813 homes.

The Company’s reported homebuilding pre-tax loss for the period narrowed to $987 million, an improvement from a pre-tax loss of $1.2 billion for the prior year period. Homebuilding SG&A expense for the period, inclusive of $56.6 million in merger-related costs, totaled $442.6 million compared with $571.6 million in the prior year. For the first nine months, the Company recorded $693.3 million of impairments and land-related charges. For the prior year period, impairments and land-related charges totaled $1.2 billion.

For the first nine months of 2009, Pulte’s financial services operations, inclusive of approximately six weeks of Centex’s mortgage and title operations, generated a pre-tax loss of $18.7 million, compared with pre-tax income of $35.9 million in the prior year. The pre-tax loss reported in 2009 was due to a 43% decline in mortgage loans originated during the period compared with the prior year period, increased loan-loss reserves and merger-related costs.

Credit Facility Update

As of September 30, 2009, Pulte Homes was not in compliance with the tangible net worth covenant under its credit facility. The Company subsequently requested and received a limited waiver from its banks until December 15, 2009, permitting the Company to issue letters of credit under the credit facility during the term of the waiver. The Company expects to negotiate a permanent amendment by December 15, 2009, but there can be no assurance that any agreement regarding the amendment can be reached. If the Company does not reach an agreement with its banks prior to expiration of the waiver, the Company may seek an extension of the waiver or alternatively terminate the credit facility. In the event the Company terminates the credit facility, it believes it has sufficient liquidity given its current and expected cash position.

Merger Update

Following completion of its merger with Centex on August 18, 2009, Pulte immediately began integrating the corporate and field operations of the two companies with the goal of achieving the merger’s strategic benefits related to profitability, cost savings, operating efficiencies and branding. The Company estimates that synergies realized through the fourth quarter 2009 are expected to generate annualized cost savings of $260 million. Further, the Company expects to reach its initial synergy target of $350 million annually early in 2010 and reach $440 million of savings on an annualized basis by year end 2010. Incremental to these savings, the Company’s post-merger analysis indicates the potential to realize purchasing synergies on the combined business in the range of $150 million to $200 million.

As previously announced, on September 9, 2009, the Company successfully completed its tender for $1.5 billion of outstanding Pulte Homes and Centex senior notes. The Company retired a total of $1.7 billion of outstanding debt during the quarter, and retired $1.9 billion of debt for the first nine months of the year.

“In addition to improving our net-debt-to-total-capital ratio to 45%, Pulte’s $1.9 billion in debt repayments will reduce the Company’s annual interest payments by approximately $130 million, which is $30 million more than estimated when we announced the Centex merger,” said Roger A. Cregg, Executive Vice President and Chief Financial Officer. “At quarter end, we had $1.6 billion of cash on the balance sheet, which we expect will grow to $2.0 billion by year end.”

A conference call discussing Pulte Homes’ third quarter results will be held Wednesday, November 4, 2009, at 8:30 a.m. Eastern Time, and web cast live via Pulteinc.com. Interested investors can access the call via the Company’s home page at www.pulteinc.com, and are encouraged to download the available slides that provide additional details on the Company’s third quarter results.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the merger with Centex will not be realized, or will not be realized within the expected time period; the risk that the Pulte and Centex businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which Pulte operates; the availability and cost of land and other raw materials used by Pulte in its homebuilding operations; the availability and cost of insurance covering risks associated with Pulte’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation, including the effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act and the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Pulte’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2008, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

Pulte Homes, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,056,791	$1,521,789	$2,280,016	$4,500,366
Financial Services	34,303	36,438	73,550	118,871

Total revenues	$1,091,094	$1,558,227	$2,353,566	$4,619,237

Pre-tax income (loss):
Homebuilding	$(291,605)	$(301,966)	$(986,521)	$(1,228,417)
Financial Services	(8,612)	10,092	(18,730)	35,938
Other non-operating	(58,502)	(2,717)	(52,643)	(10,395)

Loss before income taxes	(358,719)	(294,591)	(1,057,894)	(1,202,874)

Income taxes (benefit)	2,668	(14,204)	7,776	(67,926)

Net loss	$(361,387)	$(280,387)	$(1,065,670)	$(1,134,948)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(1.15)	$(1.11)	$(3.88)	$(4.48)

Shares used in per share calculations	312,996	253,582	274,327	253,401

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	September 30, 2009	December 31, 2008
	(Unaudited)

ASSETS

Cash and equivalents	$1,516,623	$1,655,264
Restricted cash	34,495	—
Unfunded settlements	15,124	11,988
House and land inventory	5,630,816	4,201,289
Land held for sale	93,193	164,954
Land, not owned, under option agreements	203,525	171,101
Residential mortgage loans available-for-sale	225,798	297,755
Investments in unconsolidated entities	70,614	134,886
Goodwill	1,394,965	—
Intangible assets, net	193,823	102,554
Other assets	826,828	595,098
Income taxes receivable	39,082	373,569
Deferred income tax assets, net	37,587	—

	$10,282,473	$7,708,458

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$333,467	$218,135
Customer deposits	93,596	40,950
Accrued and other liabilities	1,912,899	1,079,195
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	63,590	237,560
Income tax liabilities	285,596	130,615
Senior notes	4,279,915	3,166,305

Total liabilities	6,969,063	4,872,760

Equity:
Equity attributable to Pulte Homes, Inc.	3,309,389	2,835,698
Noncontrolling interests	4,021	—

Total equity	3,313,410	2,835,698

	$10,282,473	$7,708,458

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
HOMEBUILDING:
Home sales (settlements)	$1,053,787	$1,508,825	$2,272,231	$4,460,393
Land sales	3,004	12,964	7,785	39,973

Homebuilding Revenue	1,056,791	1,521,789	2,280,016	4,500,366

Home cost of sales	(1,080,256)	(1,599,064)	(2,703,085)	(4,981,387)
Land cost of sales	(12,492)	(27,910)	(24,760)	(160,979)
Selling, general
& administrative expense	(209,055)	(191,997)	(442,574)	(571,577)
Other income (expense), net	(46,593)	(4,784)	(96,118)	(14,840)

Pre-tax loss	$(291,605)	$(301,966)	$(986,521)	$(1,228,417)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(8,612)	$10,092	$(18,730)	$35,938

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$1,383	$5,639	$6,644	$17,757
Other income (expense), net	(59,885)	(8,356)	(59,287)	(28,152)

Total other non-operating	$(58,502)	$(2,717)	$(52,643)	$(10,395)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Homebuilding settlement revenues	$1,053,787	$1,508,825	$2,272,231	$4,460,393

Unit settlements:
Northeast	508	497	907	1,433
Southeast	629	776	1,265	2,405
Gulf Coast	1,268	1,353	2,635	4,075
Midwest	545	661	1,108	1,899
Southwest	685	1,571	1,821	4,191
West	526	519	1,072	1,545
Other Homebuilding	5	—	5	—

	4,166	5,377	8,813	15,548

Average selling price	$253	$281	$258	$287

Net new orders:*
Northeast	502	328	1,283	1,363
Southeast	753	493	1,648	2,063
Gulf Coast	1,213	741	2,835	3,542
Midwest	502	553	1,290	1,832
Southwest	634	629	2,246	3,516
West	420	264	1,111	1,227
Other Homebuilding	24	—	24	—

	4,048	3,008	10,437	13,543

Net new orders - dollars**	$1,081,000	$785,000	$2,730,000	$3,659,000

Unit backlog:
Northeast			1,382	721
Southeast			1,461	939
Gulf Coast			2,687	1,589
Midwest			851	761
Southwest			998	1,335
West			985	540
Other Homebuilding			19	—

			8,383	5,885

Dollars in backlog			$2,196,800	$1,708,700

*	Net new order units exclude 4,585 units of acquired backlog from the merger with Centex.
**	Net new order dollars represents a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
MORTGAGE ORIGINATIONS:

Origination volume	2,981	3,924	6,482	11,369

Origination principal	$621,765	$875,100	$1,370,209	$2,555,800

Capture rate percentage	85.6%	93.4%	88.5%	91.9%

Pulte Homes, Inc. Supplemental Information ($000’s omitted) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest expense:
Homebuilding (included in home cost of sales)	$36,173	$52,526	$124,496	$149,650
Financial Services	219	1,468	834	4,893
Other non-operating	431	723	1,345	2,179

Total interest expense	$36,823	$54,717	$126,675	$156,722

Depreciation & amortization	$14,539	$18,713	$39,342	$57,541

Pulte Homes, Inc. Supplemental Information ($000’s omitted) (Unaudited)

	Three Months Ended September 30,
	2009
Merger-related costs
Severance	$31,788
Restructuring charges	12,578
Work in process adjustment to
Centex inventory	10,463
Transaction expenses & other merger-related costs	31,872

Total merger-related costs	$86,701